Exhibit 5

Letterhead of Robinson & Cole LLP

April 7, 2005

FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, Connecticut 06813

                Re:          Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to FuelCell Energy, Inc. a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-1 (the “Registration Statement”), initially filed with the Securities and Exchange Commission on January 21, 2005, with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 1,800,000 shares (the “Shares”) of Common Stock, $.0001 par value, of the Company (the "Common Stock"), consisting of:

(i) 300,000 shares of Common Stock to be issued to certain employees of the Company as partial payment of annual bonuses earned with respect to the Company’s fiscal year ended October 31, 2004 and future periods; and

(ii) 1,500,000 shares of Common Stock to be offered and sold by the Company resulting in net cash proceeds to be distributed to the holders of the Company’s 5% Series B Cumulative Convertible Perpetual Preferred Stock (“Series B preferred stock”) as payment of dividends to holders of Series B preferred stock, and/or in the alternative, at holder’s election, issue these shares of Common Stock to holders of Series B preferred stock in lieu of the proceeds of a sale of shares of Common Stock as payment of dividends pursuant to an exemption from registration provided by Section 4(2) under the Securities Act, which shares may then be offered and sold from time to time by the holders thereof.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

We have examined originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

Based upon our foregoing examination, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been duly authorized for issuance by all necessary corporate action on the part of the Company and, when issued by the Company in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We are qualified to practice law only in the State of Connecticut. We are not qualified and do not express any opinion herein as to the laws of any other jurisdiction, except the federal laws of the United States and, to the extent required by the foregoing opinion, the Delaware General Corporation Law. Otherwise, to the extent this opinion deals with matters governed by or relating to the laws of any state other than Connecticut, we have assumed that such laws are identical to the internal substantive laws of the State of Connecticut.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 2 to the Registration Statement and to the use our name under the heading “Legal Matters” in Amendment No. 2 to the Registration Statement, including the prospectus or any supplement to the prospectus, constituting a part thereof, as originally filed or subsequently amended.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

Robinson & Cole LLP
By: /s/ Richard Krantz
Richard Krantz